Exhibit 10.94

FOURTH MODIFICATION TO GROUND LEASE

THIS FOURTH MODIFICATION TO GROUND LEASE (this “Modification”) is made as of November 21, 2003 by and between iSTAR SAN JOSE, LLC, a Delaware limited liability company (“Lessor”), and EQUINIX, INC., a Delaware corporation (“Lessee”).

R E C I T A L S

A. Lessor and Lessee entered into that certain Ground Lease dated as of June 21, 2000 (the “Original Lease”), as amended by that certain First Modification to Ground Lease dated as of September 26, 2001, that certain Second Modification to Ground Lease dated as of March 20, 2002 (the “Second Amendment”), that certain letter agreement dated September 24, 2002 (the “Letter Agreement”), and that certain Third Modification to Ground Lease dated as of September 30, 2002 (the “Third Amendment”) (collectively, the “Lease”), which Lease covers approximately 39.223 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

B. Concurrently with the execution of the Original Lease, Lessor and Lessee executed a Memorandum of Lease and Purchase Option, dated as of June 21, 2000 (the “Original Memorandum”), which Original Memorandum was recorded on June 21, 2000, as Document No. 15286834 in the Official Records of Santa Clara County, California (the “Official Records”). The Original Memorandum was amended and restated by that certain Amended and Restated Memorandum of Lease and Purchase Option dated as of October 1, 2001 and recorded on                     , 2001 as Document No.                      in the Official Records.

C. Lessee has requested that Lessor modify Section 4.1(b) of the Lease, and to make such other modifications to the Lease as are set forth herein.

D. Lessor is willing to agree to such changes to the Lease on the terms and conditions set forth herein.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Lessor and Lessee herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree to modify the Lease as follows:

1. RENT MODIFICATION

Notwithstanding anything to the Contrary in the Lease, Section 4.1(b) of the Lease shall be deleted in its entirety and replaced with the following:

“(b) Notwithstanding anything to the contrary set forth herein:

(1) Lessor acknowledges that Lessee has prepaid all Annual Base Rent owing for the period from October 1, 2002 through December 31, 2003 and Lessee shall have no further obligation for Annual Base Rent due hereunder for such period.

(2) During the period from January 1, 2004 through June 30, 2004, Lessee shall only be obligated to pay on a current basis one-half of the monthly Annual Base Rent specified pursuant to Section 4.1(a) above (representing a monthly payment of $199,665.30), and during the period from July 1, 2004 through December 31, 2004 Lessee shall only be obligated to pay on a current basis three-quarters of the monthly Annual Base Rent specified pursuant to Section 4.1(a) above (representing a monthly payment of $299,497.96). Any portion of the Annual Base Rent that is not paid on a current basis pursuant to the provisions of this Section 2.(b)(2) shall be deferred, shall be referred to herein as “Deferred Annual Base Rent” and shall be paid as provided in Sections 2.(b)(3) and (4) below.

(3) For each quarter of 2005 (e.g. January-March (“Q1”), April-June (“Q2”), July-September (“Q3”) and October-December (“Q4”)), Lessee shall pay to Lessor within thirty (30) days after the end of such quarter an additional sum (the “Cash Flow Reimbursement”) equal to the lesser of (x) the cumulative accrued but unpaid amount of Deferred Annual Base Rent, and (y) an amount equal to 15% of Lessee’s Aggregate Excess Cash, as defined below, for the applicable quarter. The Cash Flow Reimbursement shall be considered part of the Annual Base Rent for the purposes of this Lease. Aggregate Excess Cash for each applicable quarter shall mean the aggregate amount of “Cash” and “Cash Equivalents” in excess of $20,000,000 as set forth in the certified, consolidated financial statements of Lessee and its “Restricted Subsidiaries,” as defined in the Credit Agreement described below, that Lessee is required to provide under the Credit Agreement. “Credit Agreement” shall mean that certain Second Amendment to Second Amended and Restated Credit and Guaranty Agreement dated as of November 18, 2003, between Lessee, Equinix Operating Co., Inc., and the Senior Lenders parties thereto.

(4) Notwithstanding anything to the contrary in this subparagraph (b), each monthly payment of the Annual Base Rent beginning with the monthly payment of Annual Base Rent due on October 21, 2005 through the monthly payment due on June 20, 2015 shall be increased by the quotient obtained by dividing the unpaid Deferred Annual Base Rent as of December 31, 2004 by one hundred and sixteen (116).”

2. REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessee hereby represents, warrants and covenants to Lessor as follows:

(a) Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

(b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Modification. This Modification constitutes the legal, valid and binding obligation of Lessee.

(c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Modification, and no approval or consent of any Person is required in connection with Lessee’s execution and performance of this Modification that has not been obtained. The execution and performance of this Modification will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

(d) Lessee is the sole owner and holder of the leasehold estate and leasehold interest created by the Lease, and Lessee has not made or agreed to make any assignment, sublease, transfer, conveyance, encumbrance, or other disposition of the Lease, Lessee’s leasehold estate or any other right, title or interest under or arising by virtue of the Lease, except for that letter of offer dated October 28, 2003 from Kristine Mostofizadeh to Adonna J. Amoroso and V. Susan Cox of the San Jose Police Department, a copy of which has been delivered to Lessor.

(e) Lessee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally (each, a “Bankruptcy Event”).

(f) At the time of the execution of this Agreement, Lessee is generally paying its debts as they become due, and the aggregate value of Lessee’s assets at fair value exceeds the aggregate value of Lessee’s liabilities.

Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Paragraph 2 remain true and correct in all material respects at all times during the period between the date of this Modification and the expiration of the Term and any holdover period.

3. BROKERS

Lessor and Lessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Modification, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Modification as a result of the actions of the indemnifying party.

4. MISCELLANEOUS

A. In the event of any inconsistencies between the terms of this Modification and the Lease, the terms of this Modification shall prevail. This Modification shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives and successors and assigns.

B. This Modification may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

C. Except as set forth in this Modification, all terms and conditions of the Lease shall remain in full force and effect.

D. This Modification, with exhibits, is a fully-integrated agreement which, together with the Lease, contains all of the parties’ representations, warranties, agreements and understandings with respect to the subject matter hereof.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Modification as of the date first above written.

LESSOR:

iSTAR SAN JOSE, LLC, a Delaware limited liability company

By: TriNet Corporate Realty Trust, Inc., a Maryland corporation, Its: Sole Member

By:	/s/ Jay Sugarman
Name: Jay Sugarman
Title: Chief Executive Officer

LESSEE:

EQUINIX, INC., a Delaware corporation

By:	/s/ Renee F. Lanam
Name: Renee F. Lanam
Title: Chief Financial Officer